Exhibit 99.1

FOR IMMEDIATE RELEASE	August 3, 2010
Media Contact: Joe Salkowski, (520) 884-3625	Page 1 of 9
Financial Analyst Contact: Jo Smith, (520) 884-3650
UNISOURCE ENERGY REPORTS SECOND QUARTER 2010 EARNINGS,
MAINTAINS 2010 EARNINGS GUIDANCE RANGE
•	UniSource Energy’s net income for the second quarter of 2010 was $28.7 million, or $0.73 per diluted share of common stock, compared with net income of $31.3 million, or $0.80 per diluted share, in the second quarter of 2009. Earnings for the second-quarter of 2009 reflect an after-tax gain of $3.6 million, or $0.09 per diluted share, on the sale of its equity interest in one of UniSource Energy’s unregulated energy investments.
•	Lower base operations and maintenance (O&M) expense, lower depreciation and amortization expense, benefits from the operations of Unit 4 at Tucson Electric Power’s Springerville Generating Station and higher long-term wholesale sales offset lower retail energy sales at TEP.
•	UniSource Energy maintains its 2010 earnings estimate range of $2.75 — $3.00 per diluted share.
Tucson, Ariz. — UniSource Energy Corporation (NYSE: UNS) today reported second quarter 2010 net income of $28.7 million, or $0.73 per diluted share of common stock, compared with $31.3 million, or $0.80 per diluted share, in the same period last year. For the six months ended June 30, 2010, UniSource Energy’s net income was $48.7 million, or $1.25 per diluted share of common stock, compared with net income of $36.2 million, or $0.95 per diluted share, in the first six months of 2009.
UniSource Energy’s financial results primarily reflect those of its principal subsidiary, Tucson Electric Power (TEP), which reported income of $27.6 million in the second quarter of 2010, compared with net income of $26.5 million in the same period last year.
Overall kilowatt-hour (kWh) sales to TEP’s retail customers were down 2.6 percent compared with the second quarter of 2009. Mild weather and weak economic conditions contributed to the sales decline. For the first six months of the year, TEP’s total retail kWh sales were down 1.5 percent compared with the same period in 2009.
Sales to TEP’s mining customers increased 2.3 percent compared with the second quarter of 2009 as rising demand for copper has led to increased mining operations.
“Although TEP’s customer base continues to grow at a modest pace, the decline in sales to TEP’s commercial and industrial customers signals that our local economy has not yet turned the corner,” said Paul Bonavia, Chairman, President and CEO of UniSource Energy. “We’re controlling our costs, realizing operating efficiencies and managing our business in a way that will help us achieve sustainable success under current conditions.”
Energy sales to TEP’s long-term wholesale customers rose 31 percent, contributing to an increase in pre-tax margin revenues of $2 million, compared with the second quarter of 2009.

Seasonality of Earnings
The net income and results of operations of TEP as well as of UNS Gas and UNS Electric — operating subsidiaries of UniSource Energy Services (UES) — are seasonal in nature. TEP and UNS Electric typically record a majority of their net income during the second and third quarters, when hot weather contributes to higher energy consumption. TEP’s retail prices, which include higher rates for higher levels of energy use, also shift a larger share of the company’s earnings into those periods.
Energy demand from UNS Gas customers typically peaks during the winter. Accordingly, UNS Gas records the majority of its net income during the first and fourth quarters.
Tucson Electric Power
Retail kWh Sales
TEP’s retail kWh sales declined 2.6 percent in the second quarter of 2010 compared with the same period last year. Weather was mild, resulting in a 13 percent drop in the number of cooling degree days compared with the 10-year average for the period and 5 percent below last year’s levels. Commercial and industrial sales were down 2.4 percent and 2.5 percent, respectively, while sales to mining customers were up 2.3 percent compared with the second quarter of 2009.
Retail Revenues
Retail margin revenues decreased $5 million, or 3.6 percent, in the second quarter of 2010 compared with the second quarter of 2009. These revenues do not include a $7 million increase in customer surcharges used to fund renewable energy and energy efficiency programs or a $5 million decrease in charges to cover fuel and purchased power costs.
Long-Term Wholesale Revenues
Long-term wholesale kWh sales increased 31 percent in the second quarter of 2010 compared with the same period last year due to an increase in sales to the Navajo Tribal Utility Authority. Margin on long-term wholesale sales increased $2 million compared with the second quarter of 2009.
Transmission Revenues
Revenues from the wholesale transmission of electricity were $4 million in the second quarters of 2010 and 2009.
Other Operating Expenses
Lower pension, wages and administrative and general expense contributed to a $2 million reduction in TEP’s base O&M expense compared with the second quarter of 2009. Base O&M excludes costs directly offset by customer surcharges and third-party reimbursements.
In the second quarter of 2009, adjustments related to a change in accounting for TEP’s investment in Springerville Unit 1 lease equity, that netted $0.6 million of pre-tax income, were made to depreciation, amortization, other income and expense, and interest on capital leases.
Excluding those accounting adjustments, depreciation expense decreased $2 million due primarily to new, lower depreciation rates for transmission assets and lower depreciation on Unit 4 at TEP’s H. Wilson Sundt Generating Station. Those savings were partially offset by depreciation related to new plant additions.
Excluding the 2009 accounting adjustment, amortization expense decreased $3 million due to lower capital lease amortization.

Benefits of SGS Units 3 and 4
The December 2009 completion of Unit 4 at TEP’s Springerville Generating Station (SGS) contributed to a $3 million increase in second-quarter rents and fees for the operations of SGS Units 3 and 4, which totaled $6 million for the quarter. Salt River Project (SRP) owns the new unit, while Tri-State Generation and Transmission Association owns Unit 3. TEP operates all four units at the plant.
UNS Gas
UNS Gas reported net income of $0.6 million in the second quarter of 2010, compared with no earnings in the second quarter of 2009. UNS Gas’ earnings are seasonal in nature with peak usage occurring in the winter months. The change is due primarily to a 10-percent increase in retail therm sales linked to colder weather. Higher therm sales led to a $1 million increase in retail margin revenues compared with the second quarter of 2009.
In March 2010, the Arizona Corporation Commission (ACC) approved a base rate increase for UNS Gas of $3 million, or 2 percent, to cover increased capital and operating costs. The new rates took effect on April 1, 2010.
UNS Electric
UNS Electric reported net income of $2 million in the second quarter of 2010 compared with $1.5 million in the second quarter of 2009. UNS Electric’s retail kWh sales and retail margin revenues were essentially flat with the second quarter of 2009. Sales to mining customers were up 29.3 percent, while mild weather and weak economic conditions led to decreases in sales to residential and commercial customers of 4.5 percent, and 1.5 percent, respectively.
In April 2009, UNS Electric filed a general rate case with the ACC requesting an average base rate increase of $13.5 million, or 7.4 percent, to cover its operating and capital costs. The ACC staff recommended a rate increase that would result in additional revenue of approximately $8 million. A hearing before an administrative law judge was completed in mid-February, and the ACC is expected to issue a final order in the next several months.

Net Income and Earnings Per Share Summary

	2nd Quarter		YTD June 30,
Net Income	2010	2009	2010	2009
	-Millions-		-Millions-

Tucson Electric Power	$27.6	$26.5	$38.0	$26.0
UNS Gas	0.6	—	6.4	4.9
UNS Electric	2.0	1.5	5.0	2.3
Other (1)	(1.5)	3.3	(0.7)	3.0

Net Income	$28.7	$31.3	$48.7	$36.2

Avg. Basic Shares Outstanding (millions)	36.3	35.7	36.2	35.7
Avg. Diluted Shares Outstanding (millions)	40.9	40.2	40.8	40.2

	2nd Quarter		YTD June 30,
Earnings Per UniSource Energy Share	2010	2009	2010	2009
Tucson Electric Power	$0.76	$0.74	$1.05	$0.73
UNS Gas	0.02	0.00	0.18	0.14
UNS Electric	0.06	0.04	0.14	0.06
Other (1)	(0.05)	0.10	(0.03)	0.08

Net Income per Basic Share	$0.79	$0.88	$1.34	$1.01

Net Income per Diluted Share (2)	$0.73	$0.80	$1.25	$0.95

(1)	Includes UniSource Energy on a stand-alone basis and results from Millennium Energy Holdings, Inc. and UniSource Energy Development, wholly-owned subsidiaries of UniSource Energy.

(2)	Stock options to purchase 232,000 and 395,000 shares of Common Stock were outstanding during the six months ended June 30, 2010 and 2009, respectively, but were not included in the computation of diluted EPS because the stock options’ exercise prices were greater than the average market price of the Common Stock.
UniSource Energy believes the presentation of TEP, UNS Gas, UNS Electric and Other segment net income or loss on a per basic UniSource Energy share basis, which are non-GAAP financial measures, provides useful information to investors by disclosing the results of operations of its business segments on a basis consistent with UniSource Energy’s reported earnings or losses.

Conference Call and Webcast
The company will host a conference call on Tuesday, August 3 at 2:00 p.m. EDT to discuss the financial results and outlook. To participate in the call, please dial in five to 10 minutes prior to the start.
Dial-in number: (877) 582-0446
Reference code: 89575998
The conference call also can be heard live on UniSource Energy’s website. The webcast can be accessed at uns.com and will be available for replay for seven days.
Replay number: (800) 642-1687
Reference code: 89575998
In conjunction with this earnings announcement, UniSource Energy has provided detailed information on its performance during the second quarter of 2010. These materials have been filed with the Securities and Exchange Commission and are also available at uns.com.
UniSource Energy is a Tucson, Arizona-based company with consolidated assets of approximately $3.6 billion. UniSource Energy’s primary subsidiaries include Tucson Electric Power, which serves more than 400,000 customers in southern Arizona, and UniSource Energy Services, provider of natural gas and electric service for about 236,000 customers in northern and southern Arizona.
For more information about UniSource Energy and its subsidiaries, visit uns.com.
This release contains forward-looking information that involves risks and uncertainties, including factors that could affect UniSource Energy’s ability to reach the 2010 earnings guidance. These risks and uncertainties include, but are not limited to: state and federal regulatory and legislative decisions and actions; regional economic and market conditions which could affect customer growth and energy usage; weather variations affecting energy usage; the cost of debt and equity capital and access to capital markets; the performance of the stock market and changing interest rate environment, which affect the value of the company’s pension and other postretirement benefit plan assets and the related contribution requirements and expense; unexpected increases in O&M expense; resolution of pending litigation matters; changes in accounting standards; changes in critical accounting estimates; the ongoing restructuring of the electric industry; changes to long-term contracts; the cost of fuel and power supplies; performance of TEP’s generating plants; and other factors listed in UniSource Energy’s Form 10-K and 10-Q filings with the Securities and Exchange Commission. The preceding factors may cause future results to differ materially from outcomes currently expected by UniSource Energy.

UNISOURCE ENERGY 2010 RESULTS
UniSource Energy Corporation
Comparative Condensed Consolidated Statements of Income

	Three Months Ended
(in thousands of dollars, except per share amounts)	June 30,		Increase / (Decrease)
(UNAUDITED)	2010	2009	Amount	Percent
Operating Revenues
Electric Retail Sales	$259,940	$267,200	$(7,260)	(2.7)
Electric Wholesale Sales	27,174	27,950	(776)	(2.8)
Gas Revenue	24,677	24,661	16	0.1
Other Revenues	26,030	17,973	8,057	44.8

Total Operating Revenues	337,821	337,784	37	0.0

Operating Expenses
Fuel	69,246	69,047	199	0.3
Purchased Energy	65,376	64,219	1,157	1.8
Transmission	2,878	2,991	(113)	(3.8)
Increase (Decrease) to Reflect PPFAC/PGA Recovery Treatment	(10,330)	3,618	(13,948)	N/M

Total Fuel and Purchased Energy	127,170	139,875	(12,705)	(9.1)
Other Operations and Maintenance	87,134	78,929	8,205	10.4
Depreciation	32,223	40,752	(8,529)	(20.9)
Amortization	7,048	6,775	273	4.0
Taxes Other Than Income Taxes	11,952	12,363	(411)	(3.3)

Total Operating Expenses	265,527	278,694	(13,167)	(4.7)

Operating Income	72,294	59,090	13,204	22.3

Other Income (Deductions)
Interest Income	1,953	4,823	(2,870)	(59.5)
Other Income	1,158	13,878	(12,720)	(91.7)
Other Expense	(1,253)	(695)	(558)	(80.3)

Total Other Income (Deductions)	1,858	18,006	(16,148)	(89.7)

Interest Expense
Long-Term Debt	15,816	14,719	1,097	7.5
Capital Leases	11,425	11,450	(25)	(0.2)
Other Interest Expense Net of Interest Capitalized	186	342	(156)	(45.6)

Total Interest Expense	27,427	26,511	916	3.5

Income Before Income Taxes	46,725	50,585	(3,860)	(7.6)
Income Tax Expense	18,010	19,310	(1,300)	(6.7)

Net Income	$28,715	$31,275	$(2,560)	(8.2)

Weighted-Average Shares of Common Stock Outstanding (000)	36,322	35,687	635	1.8

Basic Earnings per Share	$0.79	$0.88	$(0.09)	(10.2)

Diluted Earnings per Share	$0.73	$0.80	$(0.07)	(8.8)

Dividends Declared per Share	$0.39	$0.29	$0.10	34.5

	Three Months Ended
Tucson Electric Power	June 30,		Increase / (Decrease)
Electric MWh Sales:	2010	2009	Amount	Percent
Retail Sales	2,294,004	2,356,390	(62,386)	(2.6)
Long-Term Wholesale Sales	216,000	165,000	51,000	30.9
N/M — Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.

UNISOURCE ENERGY 2010 RESULTS
UniSource Energy Corporation
Comparative Condensed Consolidated Statements of Income

	Six Months Ended
(in thousands of dollars, except per share amounts)	June 30,		Increase / (Decrease)
(UNAUDITED)	2010	2009	Amount	Percent
Operating Revenues
Electric Retail Sales	$464,686	$468,552	$(3,866)	(0.8)
Electric Wholesale Sales	63,319	63,246	73	0.1
California Power Exchange (CPX) Provision for Wholesale Refunds	(2,970)	—	(2,970)	N/M
Gas Revenue	80,458	82,963	(2,505)	(3.0)
Other Revenues	50,230	34,880	15,350	44.0

Total Operating Revenues	655,723	649,641	6,082	0.9

Operating Expenses
Fuel	129,694	123,864	5,830	4.7
Purchased Energy	147,261	140,914	6,347	4.5
Transmission	5,308	5,251	57	1.1
Increase (Decrease) to Reflect PPFAC/PGA Recovery Treatment	(22,962)	10,320	(33,282)	N/M

Total Fuel and Purchased Energy	259,301	280,349	(21,048)	(7.5)
Other Operations and Maintenance	170,042	163,882	6,160	3.8
Depreciation	63,322	74,354	(11,032)	(14.8)
Amortization	13,620	13,848	(228)	(1.6)
Taxes Other Than Income Taxes	24,225	24,818	(593)	(2.4)

Total Operating Expenses	530,510	557,251	(26,741)	(4.8)

Operating Income	125,213	92,390	32,823	35.5

Other Income (Deductions)
Interest Income	3,880	6,921	(3,041)	(43.9)
Other Income	7,137	14,385	(7,248)	(50.4)
Other Expense	(2,018)	(1,228)	(790)	(64.3)

Total Other Income (Deductions)	8,999	20,078	(11,079)	(55.2)

Interest Expense
Long-Term Debt	31,056	29,363	1,693	5.8
Capital Leases	23,509	24,258	(749)	(3.1)
Other Interest Expense Net of Interest Capitalized	514	87	427	N/M

Total Interest Expense	55,079	53,708	1,371	2.6

Income Before Income Taxes	79,133	58,760	20,373	34.7
Income Tax Expense	30,445	22,566	7,879	34.9

Net Income	$48,688	$36,194	$12,494	34.5

Weighted-Average Shares of Common Stock Outstanding (000)	36,215	35,676	539	1.5

Basic Earnings per Share	$1.34	$1.01	$0.33	32.7

Diluted Earnings per Share	$1.25	$0.95	$0.30	31.6

Dividends Declared per Share	$0.78	$0.58	$0.20	34.5

	Six Months Ended
Tucson Electric Power	June 30,		Increase / (Decrease)
Electric MWh Sales:	2010	2009	Amount	Percent
Retail Sales	4,222,816	4,285,649	(62,833)	(1.5)
Long-Term Wholesale Sales	504,000	440,000	64,000	14.5
N/M — Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.

TUCSON ELECTRIC POWER COMPANY 2010 RESULTS
TUCSON ELECTRIC POWER COMPANY
Comparative Condensed Consolidated Statements of Income

	Three Months Ended
(in thousands of dollars)	June 30,		Increase / (Decrease)
(UNAUDITED)	2010	2009	Amount	Percent
Operating Revenues
Electric Retail Sales	$217,555	$220,007	$(2,452)	(1.1)
Electric Wholesale Sales	27,983	31,985	(4,002)	(12.5)
Other Revenues	27,864	19,552	8,312	42.5

Total Operating Revenues	273,402	271,544	1,858	0.7

Operating Expenses
Fuel	66,694	65,038	1,656	2.5
Purchased Energy	32,122	36,375	(4,253)	(11.7)
Transmission	1,049	1,259	(210)	(16.7)
Decrease to Reflect PPFAC Recovery Treatment	(7,618)	(3,634)	(3,984)	N/M

Total Fuel and Purchased Energy	92,247	99,038	(6,791)	(6.9)
Other Operations and Maintenance	76,143	69,103	7,040	10.2
Depreciation	24,893	33,775	(8,882)	(26.3)
Amortization	8,024	7,994	30	0.4
Taxes Other Than Income Taxes	9,779	10,040	(261)	(2.6)

Total Operating Expenses	211,086	219,950	(8,864)	(4.0)

Operating Income	62,316	51,594	10,722	20.8

Other Income (Deductions)
Interest Income	1,696	4,740	(3,044)	(64.2)
Other Income	1,115	7,389	(6,274)	(84.9)
Other Expense	(818)	(521)	(297)	(57.0)

Total Other Income (Deductions)	1,993	11,608	(9,615)	(82.8)

Interest Expense
Long-Term Debt	10,154	9,213	941	10.2
Capital Leases	11,423	11,446	(23)	(0.2)
Other Interest Expense Net of Interest Capitalized	68	(163)	231	N/M

Total Interest Expense	21,645	20,496	1,149	5.6

Income Before Income Taxes	42,664	42,706	(42)	(0.1)
Income Tax Expense	15,028	16,199	(1,171)	(7.2)

Net Income	$27,636	$26,507	$1,129	4.3

N/M — Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.

TUCSON ELECTRIC POWER COMPANY 2010 RESULTS
TUCSON ELECTRIC POWER COMPANY
Comparative Condensed Consolidated Statements of Income

	Six Months Ended
(in thousands of dollars)	June 30,		Increase / (Decrease)
(UNAUDITED)	2010	2009	Amount	Percent
Operating Revenues
Electric Retail Sales	$384,974	$377,771	$7,203	1.9
Electric Wholesale Sales	68,025	69,743	(1,718)	(2.5)
California Power Exchange (CPX) Provision for Wholesale Refunds	(2,970)	—	(2,970)	N/M
Other Revenues	53,507	37,303	16,204	43.4

Total Operating Revenues	503,536	484,817	18,719	3.9

Operating Expenses
Fuel	125,045	116,478	8,567	7.4
Purchased Energy	55,857	59,417	(3,560)	(6.0)
Transmission	1,845	1,807	38	2.1
Decrease to Reflect PPFAC Recovery Treatment	(10,736)	(4,003)	(6,733)	N/M

Total Fuel and Purchased Energy	172,011	173,699	(1,688)	(1.0)
Other Operations and Maintenance	148,165	143,837	4,328	3.0
Depreciation	48,953	60,532	(11,579)	(19.1)
Amortization	15,810	16,288	(478)	(2.9)
Taxes Other Than Income Taxes	19,778	20,295	(517)	(2.5)

Total Operating Expenses	404,717	414,651	(9,934)	(2.4)

Operating Income	98,819	70,166	28,653	40.8

Other Income (Deductions)
Interest Income	3,386	6,809	(3,423)	(50.3)
Other Income	2,333	7,977	(5,644)	(70.8)
Other Expense	(1,598)	(906)	(692)	(76.4)

Total Other Income (Deductions)	4,121	13,880	(9,759)	(70.3)

Interest Expense
Long-Term Debt	20,032	18,404	1,628	8.8
Capital Leases	23,504	24,251	(747)	(3.1)
Other Interest Expense Net of Interest Capitalized	42	(449)	491	N/M

Total Interest Expense	43,578	42,206	1,372	3.3

Income Before Income Taxes	59,362	41,840	17,522	41.9
Income Tax Expense	21,376	15,887	5,489	34.6

Net Income	$37,986	$25,953	$12,033	46.4

N/M — Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.